UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2015

OUTERWALL INC.

(Exact name of registrant as specified in its charter)

Delaware	000-22555	94-3156448
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

1800 - 114th Avenue SE Bellevue, Washington		98004
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (425) 943-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

On March 31, 2015, Outerwall Inc. (the “Company” or “we”) completed the disposal of Redbox Canada operations. As previously disclosed, in late January 2015, the Company made the decision to shut down its Redbox Canada operations as that business was not meeting the Company’s performance expectations. The value of the Redbox Canada content library and certain capitalized property and equipment consisting primarily of installation costs were amortized over the wind-down period ending on the effective disposal date of March 31, 2015. Redbox Canada kiosks were transferred to Redbox U.S. as partial satisfaction for intercompany debt. The kiosks will be utilized by the consolidated Company for future deployment into the Redbox U.S. network of kiosks. We estimate future cash expenditures after March 31, 2015 related to the disposition to be approximately $1.0 million. The shut down of Redbox Canada will be accounted for as discontinued operations in our financial statements.

The Company has included certain unaudited pro forma financial information giving effect to the disposal of Redbox Canada operations in Exhibit 99.1 hereto.

Item 2.05	Costs Associated with Exit or Disposal Activities.

On March 31, 2015, Redbox Automated Retail, LLC (“Redbox”), a wholly owned subsidiary of the Company, exercised its option to early terminate its lease of certain floors, representing 92,291 square feet of office space, of the premises located at One Tower Lane, Oak Brook Terrace, Illinois 60181, pursuant to the lease agreement (the “Lease”) between Redbox and Long Ridge Office Portfolio, L.P., dated December 22, 2009, as amended. The effective date of the early termination is July 31, 2016. The Lease is scheduled to expire in July 2021 with respect to the remaining premises subject to the Lease. The decision to early terminate certain floors is the result of the Company’s ongoing cost-savings initiatives and the shift of additional functions to our Los Angeles, California office to be closer to our studio partners.

In accordance with accounting for these exit and disposal activities regarding the Lease, the Company recorded pre-tax charges totaling $11.0 million as of March 31, 2015, the cease-use date. These pre-tax charges are comprised of $6.6 million in impairments of lease-related assets and $4.4 million as the estimated fair value of the remaining lease obligations through the effective date of the termination, including an early termination payment. We estimate future cash expenditures, net of tax benefits, after March 31, 2015 related to the termination of the Lease to be approximately $4.8 million.

Item 2.06	Material Impairments.

The information set forth in Item 2.05 of this Current Report on Form 8-K regarding asset impairments associated with the early Lease termination is incorporated herein by reference.

Certain statements in this Current Report on Form 8-K are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words indicating future events, performance, results and actions, such as “will” and “expect,” and variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. The forward-looking statements in this Current Report on Form 8-K include statements regarding the Lease and the disposition and future use of assets related to Redbox Canada operations, including financial and accounting consequences. Forward-looking statements are not guarantees of future performance, actions, or results, which may vary materially from those expressed or implied in such statements. Differences may result from, among other things, actions taken by the Company or its management, including those beyond the Company’s control. Such risks and uncertainties include, but are not limited to, actions by the Company’s board and management, changes in strategic and financial objectives, and the ability to attract new retailers, penetrate new markets and distribution channels, and react to changing business demands. The foregoing list of risks and uncertainties is illustrative, but by no means exhaustive. For more information on factors that may affect future performance, actions, or results, please review “Risk Factors” described in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. These forward-looking statements reflect the Company’s expectations as of the date hereof. The Company undertakes no obligation to update the information provided herein.

Item 9.01	Financial Statements and Exhibits.

(b)	Pro forma financial information.

Unaudited pro forma condensed consolidated financial information required pursuant to Article 11 of Regulation S-X of the Securities Exchange Act of 1934, as amended, is attached hereto as Exhibit 99.1 and is incorporated by reference herein. The unaudited pro forma condensed consolidated financial information should be read in conjunction with the historical consolidated financial statements and the related notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission on February 5, 2015.

(d)	Exhibits

Exhibit No.	Description

99.1	Unaudited Pro Forma Condensed Consolidated Financial Information

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OUTERWALL INC.

Date: April 6, 2015	By:	/s/ Galen C. Smith
Galen C. Smith
Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Unaudited Pro Forma Condensed Consolidated Financial Information